EXHIBIT 5.1

[VINSON & ELKINS L.L.P. LETTERHEAD]

December 14, 2006

Southwest Airlines Co.
2702 Love Field Drive
Dallas, Texas

Re: 5 3/4% Notes Due 2016

Ladies and Gentlemen:

We have acted as counsel for Southwest Airlines Co., a Texas corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale by the Company from time to time pursuant to Rule 415 under the Securities Act of certain of its debt securities, including $300,000,000 aggregate principal amount of 5 3/4% Notes Due 2016 (the “Securities”).

The Securities were offered and sold on the date hereof pursuant to a prospectus supplement, dated December 11, 2006 and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)5) under the Securities Act on December 12, 2006, to a base prospectus dated November 7, 2002 (such prospectus, as amended and supplemented by the prospectus supplement, the “Prospectus”) included in a Registration Statement on Form S-3 (Registration No. 333-100861) filed with the Commission on October 30, 2002 (the “Registration Statement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the articles of incorporation and bylaws of the Company, each as amended to the date hereof; (ii) resolutions adopted by the Board of Directors of the Company and the Pricing Committee thereof; (iii) the Prospectus; (iv) the Indenture, dated as of September 17, 2004, between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”); and (v) such other certificates, instruments and other documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinions contained herein and not established by us, we have relied, to the extent that we deem such reliance proper, upon certificates of public officials or officers of the Company.

In connection with rendering the opinions set forth below, we have assumed: (i) all signatures on all documents examined by us are genuine; (ii) all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to the originals of those documents; (iii) each natural person signing any document reviewed by us had the legal capacity to do so; (iv) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; (v) all Securities were issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus; and (vi) the Indenture was duly authorized, executed and delivered by the Trustee.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Securities have been duly authorized, executed and issued by the Company and, assuming that the Securities have been duly authenticated by the Trustee, they constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence.

The foregoing opinions are limited in all respects to the laws of the State of Texas and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.